Exhibit 99.1
GERA PROPERTY ACQUISITION LLC
December 15, 2006
Abrams Office Center, Ltd.
c/o Millennium Office Management, Inc.
10440 N. Central Expressway, Suite 1150
Dallas, TX 75231
Attn: Jonathan Azoulay
Attn: Abraham Azoulay
     RE: Abrams Centre — Second Amendment to Purchase Agreement
Dear Messrs. Azoulay:
     This letter relates to that certain Purchase and Sale Agreement dated effective as of October 24, 2006 (the “Original Purchase Agreement”), as previously amended by that certain letter agreement dated as of December 8, 2006 (as so amended, the “Current Purchase Agreement”), whereby Abrams Office Center, ltd., a Texas limited partnership (“Seller”), as seller, agreed to sell to GERA Property Acquisition LLC, a Delaware limited liability company (“Purchaser”), as purchaser, that certain property commonly known as the “Abrams Centre” located at 9330 LBJ Freeway, Dallas, Texas (the “Property”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Current Purchase Agreement.
     Seller and Purchaser hereby agree to amend the Current Purchase Agreement as follows:
1.	The parties acknowledge that Seller has delivered to Purchaser all items prescribed in Section 5 and Section 6 of the Original Purchase Agreement. The parties further agree, however, that the expiration date of the Review Period is hereby extended from December 13, 2006 (i.e., the expiration date established by the December 8th letter agreement described above) to December 29,2006. Seller consents to the performance of a “Phase II” environmental investigation of the Property by [redacted], and Purchaser agrees to restore any and all damage, in any, which may be caused to the Property in connection with such “Phase II” inspection by[redacted].

2.	The Purchase Price is reduced by $350,000.00 to be $20,000,000.00.

3.	Notwithstanding anything to the contrary in the Current Purchase Agreement, including, without limitation, Section 17(iii) of the Original Purchase Agreement, (a) any and all awards payable in connection with the Disclosed Taking shall be paid to Purchaser in the event the transaction contemplated in the Current Purchase Agreement and this letter agreement (hereinafter, “this sales transaction”) closes, and (b) from and after the Closing Date, Seller shall have no right, title or interest in the Disclosed Taking, or any settlement or resolution

GERA PROPERTY ACQUISITION LLC
Jonathan Azoulay and Abraham Azoulay
RE: Abrams Centre — Second Amendment to Purchase Agreement
December 15, 2006

thereof. In addition, provided that this sales transaction closes, then Seller shall have no obligations whatsoever in connection with the Disclosed Taking; and without limiting the generality of the foregoing, Purchaser agrees that contingent upon the closing of this sales transaction, Purchaser will be solely responsible for paying all charges from the attorney or attorneys employed by Purchaser after the date of this letter agreement in connection with the Disclosed Taking (with Purchaser being entitled to use the legal services of any attorneys of its choosing, regardless of whether such attorneys are included within the definition of “Approved Attorneys” in Section 17(iii) of the Original Purchase Agreement).

4.	The parties acknowledge that Abrams Centre Executive Suites, LLC (“Existing Tenant”) is the tenant under a month-to-month lease (the “Existing Lease”) of Suite [redacted], consisting of [redacted] square feet. Seller agrees that an additional condition to the obligations of Purchaser to consummate the Closing (i.e., the failure of which condition will permit Purchaser to terminate the Current Agreement and receive a full refund of its Earnest Money and all interest earned thereon) shall be as follows: On or prior to the Closing Date, Seller and a ‘Permitted Tenant” (as defined below) shall execute an amendment (the “Lease Amendment”) to the Existing Lease on the terms set forth in this Paragraph 4 and otherwise in form and substance reasonably acceptable to Purchaser. The term of the Existing Lease shall be extended for [redacted] years from and after the Closing Date, the “base year” under the Existing Lease, as amended by the Lease Amendment, shall be calendar year [redacted], and the square footage rental rate for the [redacted] year extension term under the Existing Lease, as amended by the Lease Amendment, shall be as follows:

(i)	Year One	$[redacted]
(ii)	Year Two	$[redacted]
(iii)	Year Three	$[redacted]
(iv)	Year Four	$[redacted]
(v)	Year Five	$[redacted]
(vi)	Year Six	$[redacted]
(vii)	Year Seven	$[redacted]
Promptly after the execution of this letter agreement, Seller shall prepare a draft of the Lease Amendment for Purchaser’s review and approval, which approval shall not be unreasonably withheld. For purposes of this Paragraph 4, the term “Permitted Tenant”) shall be deemed to mean any of the following: (i) the Existing Tenant; (ii) an entity which is affiliated with [redacted]

GERA PROPERTY ACQUISITION LLC
Jonathan Azoulay and Abraham Azoulay
RE: Abrams Centre — Second Amendment to Purchase Agreement
December 15, 2006

which company currently manages the executive suite operations for Existing Tenant; or (iii)[redacted] and is reasonably acceptable to Purchaser; provided, however, that in order to qualify as a “Permitted Tenant,” any entity which is identified in alternative (ii) or alternative (iii) of this sentence must have a net worth, measured by reasonably acceptable accounting standards consistently applied, at least equal to the net worth of the Existing Tenant.
     Except as amended hereby, the parties agree that the Current Purchase Agreement remains in full force and effect and is hereby ratified and confirmed in all respects. Please execute below to acknowledge Seller’s agreement to the terms and conditions of this letter agreement, and return the fully executed letter to Purchaser at the address listed above. This letter agreement may be executed in counterparts, and e-mail transmission of signed counterparts is permitted.

Very truly, GERA PROPERTY ACQUISITION LLC, a Delaware limited-liability company
By:	/s/ Mark W. Chrisman
Mark W. Chrisman
Vice President

THE UNDERSIGNED HAS THE AUTHORITY TO EXECUTE THIS LETTER AGREEMENT ON BEHALF OF SELLER AND ACKNOWLEDGES AND AGREES TO THE TERMS AND CONDITIONS OF THIS LETTER AGREEMENT:
ABRAMS OFFICE CENTER, LTD.,
a Texas limited partnership

By:	SYNERPLEX PROPERTIES, L.L.C.,
a Texas limited liability company,
its sole general partner

By:	/s/ Abraham Azoulay Abraham Azoulay, Manager